Exhibit 99.1

“A Coalbed Methane Exploration & Development Company”
Stephen M. Smith, Treasurer — 909 Fannin, Suite 1850 — Houston, Texas 77010 — Direct (713) 287-2251 — Fax (713) 659-3856 — www.geometinc.com

GeoMet Announces Closing of CBM Asset Acquisition

Houston, Texas – November 21, 2011.GeoMet, Inc. (NASDAQ: GMET) (the “Company” or “GeoMet”) announced today that is has closed the previously announced coalbed methane (“CBM”) asset acquisition and the related new bank credit agreement.

The adjusted purchase price at closing was approximately $79 million. The transaction is consistent with the Company’s strategy to acquire gas reserves at a time that such assets are generally out of favor. The transaction provides the following benefits to the Company:

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An addition of approximately 50 Bcf of estimated proved reserves as of the July 1, 2011 effective date which were prepared internally in accordance with Securities and Exchange Commission rules and regulations; an increase of approximately 23% as compared to the Company’s estimated proved reserves at December 31, 2010.

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Adjusted EBITDA is expected to more than double with the closing of this transaction. Since the Company does not expect to add material additional general and administrative expense as a result of this acquisition, adjusted EBITDA from the acquired properties will be additive to the Company’s existing adjusted EBITDA.

•	Net natural gas sales volumes are expected to double from the Company’s current level of approximately 22 MMcf per day to approximately 44 MMcf per day.

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The transaction is expected to allow the Company to achieve economies of scale by leveraging its existing organizational structure, spreading existing fixed operating and administrative costs over much larger gas sales volumes, lowering per unit costs, and increasing margins and operating cash flows.

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The Company’s reserves-to-production ratio (“R/P”) is expected to be reduced from approximately 26:1 to approximately 16:1. This reduced R/P ratio is more in the fairway of R/P’s for comparable companies. GeoMet’s reserves, production and cash flow metrics will be more easily benchmarked to other oil and gas companies.

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The transaction is expected to provide significant free cash flow that we anticipate using to both reduce debt and accelerate future development opportunities, including opportunities to develop additional CBM reserves in West Virginia and Virginia using the Z-pinnate horizontal drilling technology.

Commenting on the transaction, Darby Seré, GeoMet’s Chief Executive Officer, said, “We are pleased to announce the completion of this transaction which, we believe, adds significant value and builds the critical mass necessary to accelerate growth through drilling and incremental acquisitions. We expect it to have an

“A Coalbed Methane Exploration & Development Company”
Stephen M. Smith, Treasurer — 909 Fannin, Suite 1850 — Houston, Texas 77010 — Direct (713) 287-2251 — Fax (713) 659-3856 — www.geometinc.com immediate material positive impact on gas sales volumes, unit costs, operational efficiencies, operating earnings and cash flows. We will continue to pursue acquisitions of gas reserves in our core areas of operation.”

Forward-Looking Statements Notice

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are identified by words such as “expect”, “believe”, “estimate”, “anticipate,” “plan” and words with similar meanings. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties our ability to close the pending acquisition and successfully integrate its operations into our business, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC, including its Form 10-K for the year ending December 31, 2010. GeoMet undertakes no duty to update or revise these forward-looking statements.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”) and non-conventional shallow gas. Our principal operations and producing properties are located in Alabama and the Central Appalachian Basin in West Virginia and Virginia. We also control additional coalbed methane and oil and gas development rights, principally in Alabama, British Columbia, Virginia, and West Virginia.

For more information please contact Steve Smith at (713) 287-2251 (ssmith@geometcbm.com) or visit our website at www.geometinc.com.